EXHIBIT 99.1

                                PRESS RELEASE

                       NCC ANNOUNCES BANKRUPTCY FILING



FOR IMMEDIATE RELEASE                                      Contact:  Don Nathan
                                                                   212-484-7782


    New York, New York -- July 22, 1997. NCC Industries, Inc. (OTC: "NCCD") (the "Company") announced today that it, along with Maidenform Worldwide, Inc. and Maidenform, Inc. (collectively, the "Maidenform Group"), filed a voluntary petition for bankruptcy under Chapter 11 of the Federal Bankruptcy Code in the United States District Court for the Southern District of New York. The filing is expected to allow the Maidenform Group to restructure its financial obligations through a plan of reorganization. The Maidenform Group expects to receive $50 million of debtor-in-possession financing in connection with the filing.

    Maidenform Worldwide, Inc. ("Worldwide") owns approximately 92.4% of the common stock of the Company. Worldwide acquired the common stock of the Company in April 1995. Maidenform, Inc. ("Maidenform") is a wholly-owned subsidiary of Worldwide.

    NCC Industries, Inc. is engaged in the foundation garment business which consists of the design, manufacture and sale of brassieres, panties and girdles. Worldwide is one of the largest privately-owned manufacturers of women's intimate apparel in the United States and the world.